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                                                                     EXHIBIT 5.A


                                  June 6, 2003


GulfTerra Energy Partners, L.P.
1001 Louisiana Street, 30th Floor
Houston, Texas 77002

         Re:      GulfTerra Energy Partners, L.P.


Ladies and Gentlemen:

         We have acted as counsel to GulfTerra Energy Partners, L.P., a Delaware limited partnership (the "PARTNERSHIP"), in connection with the proposed offering and sale by the Partnership of up to 1,150,000 common units representing limited partner interests of the Partnership (the "COMMON UNITS"), including an over-allotment option to purchase 150,000 units. We refer to the registration statement on Form S-3 (Registration No. 333-81772) filed on January 30, 2002 by the Partnership with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "ACT"), and Amendment No. 1 thereto filed with the Commission on February 7, 2002 (the "REGISTRATION STATEMENT"). A prospectus supplement dated June 6, 2003 (the "PROSPECTUS"), which together with the prospectus filed with the Registration Statement shall constitute part of the Prospectus, has been filed pursuant to Rule 424(b) promulgated under the Act. Any capitalized term not defined herein shall have the meaning given to such term in the Underwriting Agreement dated June 5, 2003 (the "UNDERWRITING AGREEMENT") relating to the offer and sale of the Common Units.

         We have examined originals or certified copies of such partnership records of the Partnership and other certificates and documents of officials of the Partnership, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed the legal capacity of natural persons, the corporate or other power of all persons signing on behalf of the parties thereto other than the Partnership and the due authorization, execution and delivery of all documents by the parties thereto other than the Partnership.

         Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that: